FOR IMMEDIATE RELEASE

Media Relations:
Paulina Heinkel
332.877.5339
Media.request@iff.com

Investor Relations:
Michael Bender
212.708.7263
Investor.Relations@iff.com

IFF Reports Fourth Quarter and Full Year 2023 Results

NEW YORK, N.Y., (February 20, 2024) - International Flavors & Fragrances Inc. (NYSE: IFF) reported financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Loss Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$2.7 B	$(2.6) B	$(10.21)	$461 M	17.1%	$0.72

Full Year 2023 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Loss Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$11.5 B	$(2.5) B	$(10.05)	$2.0 B	17.2%	$3.34

Management Commentary
"I am thrilled to join IFF at such an important and dynamic time for the company and our industry," said IFF CEO Erik Fyrwald. "In the fourth quarter, IFF delivered solid results, including a sequential improvement in volume and double-digit adjusted operating EBITDA growth on a comparable currency neutral basis. In line with our commitment to strengthen our capital structure, we have updated our dividend policy to enable faster deleveraging and provide improved financial flexibility. As we look ahead, we recognize that the operating environment remains uncertain, yet we are cautiously optimistic that we can deliver improved financial results for our shareholders in 2024."

Fourth Quarter 2023 Consolidated Financial Results
•Reported net sales for the fourth quarter were $2.70 billion, a decrease of 5% compared to the prior year period. On a comparable basis2, currency neutral sales1 increased 1% versus the prior year period, led by growth in Scent and Health & Biosciences. Volume performance continued to improve sequentially across nearly all businesses and pricing remained solid.
•Loss before taxes on a reported basis for the fourth quarter was $2.64 billion, largely driven by a non-cash goodwill impairment charge of $2.6 billion. Adjusted operating EBITDA1 for the fourth quarter was $461 million. On a comparable basis2, currency neutral adjusted operating EBITDA1 increased 17% led by favorable net pricing and productivity gains.
1 Schedules at the end of this release contain reconciliations of reported GAAP to Non-GAAP metrics. See Use of Non-GAAP Financial Measures for explanations of our Non-GAAP metrics.
2 Comparable results for the fourth quarter and full year 2023 exclude the impact of divestitures and acquisitions.

•Reported earnings (loss) per share (EPS) for the fourth quarter was $(10.21). Adjusted EPS excluding amortization1 was $0.72 per diluted share.

Fourth Quarter 2023 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)	Adjusted (Non-GAAP)[1]	Comparable Currency Neutral (Non-GAAP)[1] [2]	Comparable Currency Neutral Adjusted (Non-GAAP)[1] [2]
	Sales	Operating EBITDA	Sales	Operating EBITDA
Nourish	(12)%	(15)%	(3)%	3%
Health & Biosciences	5%	34%	5%	35%
Scent	6%	14%	11%	34%
Pharma Solutions	(8)%	(13)%	(10)%	(13)%

Nourish Segment
•On a reported basis, sales were $1.39 billion. On a comparable basis2, currency neutral sales1 decreased 3%, as strong growth in Flavors was primarily offset by softness in Functional Ingredients. Functional Ingredients improved sequentially, yet declined low double-digits against the year ago period.
•Nourish adjusted operating EBITDA1 was $165 million and adjusted operating EBITDA margin1 was 11.8% in the fourth quarter. On a comparable basis2, currency neutral adjusted operating EBITDA1 grew 3% led by price increases and productivity gains.

Health & Biosciences Segment
•On a reported basis, sales were $528 million. On a comparable basis2, currency neutral sales1 increased 5% with growth in nearly all businesses led by a double-digit performance in Health.
•Health & Biosciences adjusted operating EBITDA1 was $162 million and adjusted operating EBITDA margin1 was 30.7% in the fourth quarter. On a comparable basis2, currency neutral adjusted operating EBITDA1 grew 35% led by volume growth, price increases and productivity gains.

Scent Segment
•On a reported basis, sales were $578 million. On a comparable basis2, currency neutral sales1 improved 11% led by double-digit growth in Consumer Fragrance and a mid-single digit increase in Fine Fragrance.
•Scent adjusted operating EBITDA1 was $108 million and adjusted operating EBITDA margin1 was 18.7% in the fourth quarter. On a comparable basis2, currency neutral adjusted operating EBITDA1 grew 34% led by volume growth, price increases and productivity gains.

Pharma Solutions Segment
•On a reported basis, sales were $203 million. On a comparable basis2, currency neutral sales1 decreased 10% primarily due to a strong mid-teen year ago comparison and temporary customer destocking.
•Pharma Solutions adjusted operating EBITDA1 was $26 million and adjusted operating EBITDA margin1 was 12.8% in the fourth quarter. On a comparable basis2, currency neutral adjusted operating EBITDA1 declined 13% as pricing and productivity gains were more than offset by lower volumes.

Full Year 2023 Consolidated Financial Results
•Reported net sales for the full year were $11.48 billion, a decrease of 8% compared to the prior year period. On a comparable basis2, currency neutral sales1 decreased 1%, as strong growth in Scent and resiliency in Health & Biosciences was offset by softness in Nourish and Pharma Solutions.
•Loss before taxes on a reported basis for the full year was $2.52 billion, largely driven by a non-cash goodwill impairment charge of $2.6 billion. Adjusted operating EBITDA1 for the full year was $1.98 billion. On a comparable basis2, currency neutral adjusted operating EBITDA1 decreased 10%, as strong pricing and productivity gains were more than offset primarily by lower volumes, including unfavorable manufacturing absorption related to the Company's inventory reduction program.

•Reported earnings (loss) per share (EPS) for the full year was $(10.05). Adjusted EPS excluding amortization1 was $3.34 per diluted share.
•Cash flow from operations for the full year was $1.44 billion, and free cash flow1 defined as cash flow from operations less capital expenditures totaled $936 million. Total debt to trailing twelve months net loss at the end of the fourth quarter was (3.9)x. Net debt to credit-adjusted EBITDA1 at the end of the fourth quarter was 4.5x.

Full Year 2023 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)	Adjusted (Non-GAAP)[1]	Comparable Currency Neutral (Non-GAAP)[1] [2]	Comparable Currency Neutral Adjusted (Non-GAAP)[1] [2]
	Sales	Operating EBITDA	Sales	Operating EBITDA
Nourish	(11)%	(38)%	(5)%	(27)%
Health & Biosciences	(11)%	(7)%	0%	2%
Scent	4%	9%	8%	22%
Pharma Solutions	(3)%	(10)%	(3)%	(10)%

Nourish Segment
•On a reported basis, sales were $6.06 billion. On a comparable basis2, currency neutral sales1 decreased 5% as growth in Flavors and Food Design was offset by volume pressures in Functional Ingredients.
•Nourish adjusted operating EBITDA1 was $732 million and adjusted operating EBITDA margin1 was 12.1% for the full year. On a comparable basis2, currency neutral adjusted operating EBITDA1 declined 27% as price increases and productivity gains were more than offset by lower volumes, unfavorable manufacturing absorption related to the Company's inventory reduction program and a write-down of inventory related to Locust Bean Kernel (LBK).

Health & Biosciences Segment
•On a reported basis, sales were $2.08 billion. On a comparable basis2, currency neutral sales1 was flat led by growth in Cultures & Food Enzymes, Home & Personal Care and Grain Processing offset by softness in Health and Animal Nutrition.
•Health & Biosciences adjusted operating EBITDA1 was $588 million and adjusted operating EBITDA margin1 was 28.3% for the full year. On a comparable basis2, currency neutral adjusted operating EBITDA1 grew 2% led by price increases and productivity gains.

Scent Segment
•On a reported basis, sales were $2.39 billion. On a comparable basis2, currency neutral sales1 improved 8% led by double-digit growth in both Fine Fragrance and Consumer Fragrance.
•Scent adjusted operating EBITDA1 was $461 million and adjusted operating EBITDA margin1 was 19.3% for the full year. On a comparable basis2, currency neutral adjusted operating EBITDA1 grew 22% led by volume growth, price increases and productivity gains.

Pharma Solutions Segment
•On a reported basis, sales were $945 million. On a comparable basis2, currency neutral sales1 decreased 3% as resiliency in Core Pharma was offset by softness in Industrial.
•Pharma Solutions adjusted operating EBITDA1 was $199 million and adjusted operating EBITDA margin1 was 21.1% for the full year. On a comparable basis2, currency neutral adjusted operating EBITDA1 declined 10% as price increases and productivity gains were more than offset primarily by lower volumes.

2024 Financial Guidance
Full year 2024 sales are expected to be in the range of $10.8 billion to $11.1 billion and full year 2024 adjusted operating EBITDA to be in the range of $1.9 billion to $2.1 billion. In light of the continued macroeconomic uncertainty, the Company expects volume to be 0% to 3%, with improved trends across the majority of the portfolio. Pricing is expected to decline approximately 2.5%, principally driven by reductions in Functional Ingredients and Fragrance Ingredients, given lower input costs and competitive dynamics. Comparable currency neutral adjusted operating EBITDA is expected to grow at a faster rate than sales, growing 3% to 11% driven by improving volumes and productivity gains.

Based on current market foreign exchange rates, the Company expects that foreign exchange will have a 0% to 1% adverse impact to sales growth and an approximately 2% to 3% adverse impact to adjusted operating EBITDA growth in 2024.

The Company cannot reconcile its expected adjusted operating EBITDA without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to acquisition, divestiture and integration related costs, gains (losses) on business disposals, and regulatory costs.

Dividend Policy Update
The Company announced today that its Board of Directors, together with the management team, updated the company’s dividend policy, reducing the expected quarterly dividend approximately 50% to $0.40 per share (implying $1.60 per share annually). With this announcement, the Board of Directors has declared a regular quarterly cash dividend of $0.40 per share of its common stock, payable on April 10, 2024 to shareholders of record as of March 22, 2024.

The Company is right-sizing the dividend to enable faster deleveraging of the balance sheet and provide improved financial flexibility. IFF’s dividend is an important part of its capital allocation framework, and the Company is committed to providing a competitive yield.

Impairment of Goodwill
The Company has determined that for the fourth quarter of 2023 the carrying value of the Nourish reporting unit exceeded its fair value and recorded a non-cash goodwill impairment charge of $2.6 billion in the Consolidated Statements of (Loss) Income and Comprehensive Loss for the three and twelve months ended December 31, 2023. The primary drivers of the goodwill impairment are related to increases in interest rates and lower business projections due to volume declines mainly in Functional Ingredients, continued cost inflation, and unfavorable foreign exchange rate fluctuations.

A copy of the Company’s Annual Report on Form 10-K will be available on its website at www.iff.com or at www.sec.gov by February 29, 2024.

Audio Webcast
A live webcast to discuss the Company’s fourth quarter and full year 2023 financial results will be held on February 21, 2024, at 9:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company’s IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company’s website approximately one hour after the event and will remain available on IFF’s website for one year.
Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on management’s current assumptions, estimates and expectations including those concerning the expected impact of global supply chain challenges; expectations regarding sales and profit for the fiscal year 2024, including the impact of foreign exchange, pricing actions, raw materials, energy and sourcing, logistics and manufacturing costs; expectations of the impact of inflationary pressures and the pricing actions to offset exposure to such impacts; the impact of high input costs, including commodities, raw materials, transportation and energy; our ability to drive cost discipline measures and the ability to recover margin to pre-inflation levels; expectations regarding the implementation of our refreshed growth-focused strategy; expectations around our business divestitures and the progress of our portfolio optimization strategy (including the sale process for our Cosmetic Ingredients business), through non-core business divestitures and acquisitions; our combination with N&B, including the expected benefits and synergies of the N&B Transaction and future opportunities for the combined company, the success of our integration efforts and ability to deliver on our synergy commitments as well as future opportunities for the combined company; the success of our optimization of our portfolio; the impact of global economic uncertainty or recessionary pressures on demand for consumer products; the growth potential of the markets in which we operate, including the emerging markets; expected capital expenditures in 2024; the expected costs and benefits of our ongoing optimization of our manufacturing operations, including the expected number of closings; expected cash flow and availability of capital resources to fund our operations and meet our debt service requirements; our ability to drive reductions in expenses; our strategic investments in capacity and increasing inventory to drive improved profitability; our ability to innovate and execute on specific consumer trends and demands; our ability to enhance our innovation efforts and drive cost efficiencies; and our ability to continue to generate value for, and return cash to, our shareholders.

These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “intend”, “outlook”, “may”, “estimate”, “should”, “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements.

Such risks, uncertainties and other factors include, among others, the following: (1) inflationary trends, including in the price of our input costs, such as raw materials, transportation and energy; (2) supply chain disruptions, geopolitical developments, including the Russia-Ukraine war, the Israel-Hamas war, or climate change related events (including severe weather events) that may affect our suppliers or procurement of raw materials; (3) our ability to successfully execute the next phase of our strategic transformation; (4) risks related to the integration of the N&B business, including whether we will realize the benefits anticipated from the merger in the expected time frame; (5) our substantial amount of indebtedness and its impact on our liquidity, credit ratings and ability to return capital to our shareholders; (6) our ability to enter into or close strategic transactions or divestments or successfully establish and manage acquisitions, collaborations, joint ventures or partnerships; (7) our ability to successfully market to our expanded and diverse customer base; (8) our ability to effectively compete in our market and develop and introduce new products that meet customers’ needs; (9) our ability to retain key employees; (10) changes in demand from large multi-national customers due to increased competition and our ability to maintain “core list” status with customers; (11) our ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations; (12) the impact of global health crises on our supply chains, global operations, our customers and our suppliers; (13) disruption in the development, manufacture, distribution or sale of our products from natural disasters, public health crises, international conflicts (such as the Russia-Ukraine war and the Israel-Hamas war), terrorist acts, labor strikes, political or economic crises (such as the uncertainty related to protracted U.S. federal debt ceiling negotiations), accidents and similar events; (14) volatility and increases in the price of raw materials, energy and transportation; (15) the impact of a significant data breach or other disruption in our information technology systems, and our ability to comply with data protection laws in the U.S. and abroad; (16) our ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environmental impact; (17) our ability to meet increasing customer, consumer, shareholder and regulatory focus on sustainability; (18) defects, quality issues (including product recalls), inadequate disclosure or misuse with respect to the products and capabilities; (19) our ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, including increased awareness of health and wellness; (20) our ability to benefit from our investments and expansion in emerging markets; (21) the impact of currency fluctuations or devaluations in the principal foreign markets in which we operate; (22) economic, regulatory and political risks associated with our international operations; (23) the impact of global economic uncertainty (including increased inflation) on demand for consumer products; (24) our ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws; (25) our ability to successfully manage our working capital and inventory balances; (26) the impact of our or our counterparties’ failure to comply with the U.S. Foreign Corrupt Practices Act, similar U.S. or foreign anti-bribery and anti-corruption laws and regulations, applicable sanctions laws and regulations in the jurisdictions in which we operate or ethical business practices and related laws and regulations; (27) any impairment on our tangible or intangible long lived assets, including goodwill associated with the N&B merger and the acquisition of Frutarom; (28) our ability to protect our intellectual property rights; (29) the impact of the outcomes of legal claims, disputes, regulatory investigations and litigation, related to intellectual property, product liability, competition and antitrust, environmental matters, indirect taxes or other matters; (30) changes in market conditions or governmental regulations relating to our pension and postretirement obligations; (31) the impact of changes in federal, state, local and international tax legislation or policies, including the Tax Cuts and Jobs Act, with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes; (32) the impact of the United Kingdom’s departure from the European Union; (33) the impact of the phase out of the London Interbank Offered Rate (LIBOR) on interest expense; and (34) the impact of any tax liability resulting from the N&B Transaction; and (35) our ability to comply with data protection laws in the U.S. and abroad.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Please refer to Part I. Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2023 for additional information regarding factors that could affect our results of operations, financial condition and liquidity.

We intend our forward-looking statements to speak only as of the time of such statements and do not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this press release or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results. Any public statements or disclosures made by us following this press release that modify or impact any of the forward-looking statements contained in or accompanying this press release will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this press release.

Use of Non-GAAP Financial Measures
We provide in this press release non-GAAP financial measures, including: (i) comparable currency neutral sales; (ii) adjusted operating EBITDA and comparable currency neutral adjusted operating EBITDA; (iii) adjusted operating EBITDA margin; (iv) adjusted EPS ex amortization; (v) free cash flow; and (vi) net debt to credit adjusted EBITDA.

Our non-GAAP financial measures are defined below.

Currency Neutral metrics eliminate the effects that result from translating non-U.S. currencies to U.S. dollars. We calculate currency neutral numbers by translating current year invoiced sale amounts at the exchange rates used for the corresponding prior year period. We use currency neutral results in our analysis of subsidiary or segment performance. We also use currency neutral numbers when analyzing our performance against our competitors.

Adjusted operating EBITDA and adjusted operating EBITDA margin exclude depreciation and amortization expense, interest expense, other (expense) income, net, and certain non-recurring or unusual items that are not part of recurring operations such as, restructuring and other charges, impairment of goodwill, impairment of long-lived assets, acquisition, divestiture, and integration related costs, strategic initiatives costs, regulatory costs, impact of business divestitures, impact of business acquisitions and other items.

Adjusted EPS ex Amortization excludes the impact of non-operational items including, restructuring and other charges, impairment of goodwill, impairment of long-lived assets, acquisition, divestiture, and integration related costs, losses (gains) on business disposals, gain on China facility relocation, strategic initiatives costs, regulatory costs, and other items that are not a part of recurring operations.

Free Cash Flow is operating cash flow (i.e. cash flow from operations) less capital expenditures.

Net debt to credit adjusted EBITDA is the leverage ratio used in our credit agreements and defined as net debt (which is debt for borrowed money less cash and cash equivalents) divided by the trailing 12-month credit adjusted EBITDA. Credit adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, specified items and non-cash items.

Comparable results for the fourth quarter and full year exclude the impact of divestitures and acquisitions.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

The Company cannot reconcile its expected adjusted operating EBITDA under "Financial Guidance" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to acquisition, divestiture and integration related costs, gains (losses) on business disposals, and regulatory costs.

Welcome to IFF
At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
Consolidated Statements of Loss
(Amounts in millions except per share data)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Net sales	$2,703	$2,844	(5)%	$11,479	$12,440	(8)%
Cost of goods sold	1,843	1,975	(7)%	7,798	8,289	(6)%
Gross profit	860	869	(1)%	3,681	4,151	(11)%
Research and development expenses	157	143	10%	636	603	5%
Selling and administrative expenses	444	440	1%	1,787	1,768	1%
Restructuring and other charges	7	7	—%	68	12	NMF
Amortization of acquisition-related intangibles	167	175	(5)%	680	727	(6)%
Impairment of goodwill	2,623	—	NMF	2,623	2,250	17%
Impairment of long-lived assets	—	—	NMF	—	120	(100)%
Gains on sale of assets	(2)	(1)	100%	(3)	(3)	—%
Operating (loss) profit	(2,536)	105	NMF	(2,110)	(1,326)	59%
Interest expense	43	104	(59)%	380	336	13%
Other expense (income), net	62	6	NMF	28	(37)	(176)%
Loss before taxes	(2,641)	(5)	NMF	(2,518)	(1,625)	55%
(Benefit from) provision for income taxes	(32)	19	(268)%	45	239	(81)%
Net loss	(2,609)	(24)	NMF	(2,563)	(1,864)	38%
Net income attributable to non-controlling interest	1	1	—%	4	7	(43)%
Net loss attributable to IFF shareholders	$(2,610)	$(25)	NMF	$(2,567)	$(1,871)	37%

Net loss per share - basic(1)	$(10.21)	$(0.10)		$(10.05)	$(7.32)
Net loss per share - diluted(1)	$(10.21)	$(0.10)		$(10.05)	$(7.32)

Average number of shares outstanding - basic	255	255		255	255
Average number of shares outstanding - diluted	255	255		255	255
(1) Net loss per share reflects adjustments related to the redemption value of certain redeemable non-controlling interests.
NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheets
(Amounts in millions)
(Unaudited)

	December 31,
	2023	2022
Cash, cash equivalents and restricted cash	$709	$493
Receivables, net	1,726	1,818
Inventories	2,477	3,151
Other current assets	1,381	1,970
Total current assets	6,293	7,432

Property, plant and equipment, net	4,240	4,203
Goodwill and other intangibles, net	18,992	22,455
Other assets	1,453	1,432
Total assets	$30,978	$35,522

Short-term borrowings	$885	$597
Other current liabilities	2,873	3,131
Total current liabilities	3,758	3,728

Long-term debt	9,186	10,373
Non-current liabilities	3,392	3,677

Redeemable non-controlling interests	—	59

Shareholders' equity	14,642	17,685
Total liabilities and shareholders' equity	$30,978	$35,522

International Flavors & Fragrances Inc.
Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(2,563)	$(1,864)
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	1,142	1,179
Deferred income taxes	(369)	(237)
Gains on sale of assets	(3)	(3)
Losses (gains) on business divestitures	23	(11)
Stock-based compensation	65	49
Pension contributions	(36)	(36)
Impairment of goodwill	2,623	2,250
Impairment of long-lived assets	—	120
Inventory write-down	72	—
Changes in assets and liabilities, net of acquisitions:
Trade receivables	51	(117)
Inventories	605	(893)
Accounts payable	(39)	(57)
Accruals for incentive compensation	(2)	(34)
Other current payables and accrued expenses	19	92
Other assets/liabilities, net	(149)	(41)
Net cash provided by operating activities	1,439	397
Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	—	(110)
Additions to property, plant and equipment	(503)	(504)
Additions to intangible assets	—	(2)
Proceeds from disposal of assets	27	8
Proceeds from unwinding of derivative instruments	—	173
Cash provided by the Merger with N&B	—	11
Net proceeds received from business divestitures	1,050	1,169
Net cash provided by investing activities	574	745
Cash flows from financing activities:
Cash dividends paid to shareholders	(826)	(810)
Dividends paid to redeemable non-controlling interests	(13)	—
(Decrease) increase in revolving credit facility and short term borrowings	(99)	104
Proceeds from issuance of commercial paper (maturities after three months)	—	225
Repayments of commercial paper (maturities after three months)	—	(421)
Net (repayments) borrowings of commercial paper (maturities less than three months)	(187)	48
Deferred financing costs	(5)	—
Repayments of long-term debt	(655)	(300)
Purchases of redeemable non-controlling interests	(39)	(47)
Deferred consideration paid	(6)	—
Employee withholding taxes paid	(13)	(21)
Other, net	(8)	(7)
Net cash used in financing activities	(1,851)	(1,229)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	21	(77)
Net change in cash, cash equivalents and restricted cash	183	(164)
Cash, cash equivalents and restricted cash at beginning of year	552	716
Cash, cash equivalents and restricted cash at end of year	$735	$552
The following table reconciles cash, cash equivalents and restricted cash between the Company's balance sheets as of December 31, 2023 and 2022 to the amounts reported on the Company's statement of cash flows for the periods ended December 31, 2023 and 2022.

AMOUNTS IN MILLIONS	December 31, 2023	December 31, 2022	December 31, 2021
Current assets
Cash and cash equivalents	$703	$483	$711
Cash and cash equivalents included in Assets held for sale	26	52	—
Restricted cash	6	10	4
Non-current assets
Restricted cash included in Other assets	—	7	1
Cash, cash equivalents and restricted cash	$735	$552	$716

International Flavors & Fragrances Inc.
Reportable Segment Performance
(Amounts in millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net Sales
Nourish	$1,394	$1,577	$6,060	$6,829
Health & Biosciences	528	501	2,081	2,339
Scent	578	545	2,393	2,301
Pharma Solutions	203	221	945	971
Consolidated	$2,703	$2,844	$11,479	$12,440

Segment Adjusted Operating EBITDA
Nourish	$165	$195	$732	$1,176
Health & Biosciences	162	121	588	634
Scent	108	95	461	423
Pharma Solutions	26	30	199	222
Total	461	441	1,980	2,455
Depreciation & Amortization	(287)	(282)	(1,142)	(1,179)
Interest Expense	(43)	(104)	(380)	(336)
Other (Expense) Income, net	(62)	(6)	(28)	37
Restructuring and Other Charges	(7)	(7)	(68)	(12)
Impairment of Goodwill	(2,623)	—	(2,623)	(2,250)
Impairment of Long-Lived Assets	—	—	—	(120)
Acquisition, Divestiture and Integration Related Costs	(56)	(34)	(174)	(201)
Strategic Initiatives Costs	(3)	(7)	(31)	(8)
Regulatory Costs	(18)	—	(50)	—
Other	(3)	(6)	(2)	(11)
Loss Before Taxes	$(2,641)	$(5)	$(2,518)	$(1,625)

Segment Adjusted Operating EBITDA Margin
Nourish	11.8%	12.4%	12.1%	17.2%
Health & Biosciences	30.7%	24.2%	28.3%	27.1%
Scent	18.7%	17.4%	19.3%	18.4%
Pharma Solutions	12.8%	13.6%	21.1%	22.9%
Consolidated	17.1%	15.5%	17.2%	19.7%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Fourth Quarter
(DOLLARS IN MILLIONS)	2023	2022
Reported (GAAP)	$860	$869
Adjusted (Non-GAAP)	$860	$869

Reconciliation of Selling and Administrative Expenses
	Fourth Quarter
(DOLLARS IN MILLIONS)	2023	2022
Reported (GAAP)	$444	$440
Acquisition, Divestiture and Integration Related Costs (c)	(56)	(34)
Strategic Initiatives Costs (e)	(3)	(7)
Regulatory Costs (f)	(18)	—
Other (g)	(5)	(7)
Adjusted (Non-GAAP)	$362	$392

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net (Loss) Income and EPS
	Fourth Quarter
	2023				2022
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	(Loss) income before taxes	Benefit from income taxes (i)	Net (loss) income attributable to IFF (j)	Diluted EPS (k)	(Loss) income before taxes	Provision for (benefit from) income taxes (i)	Net (loss) income attributable to IFF (j)	Diluted EPS (k)
Reported (GAAP)	$(2,641)	$(32)	$(2,610)	$(10.21)	$(5)	$19	$(25)	$(0.10)
Restructuring and Other Charges (a)	7	2	5	0.02	7	1	6	0.02
Impairment of Goodwill (b)	2,623	38	2,585	10.11	—	—	—	—
Acquisition, Divestiture and Integration Related Costs (c)	56	(20)	76	0.30	34	(63)	97	0.39
Losses (Gains) on Business Disposals (d)	(6)	9	(15)	(0.06)	3	14	(11)	(0.04)
Strategic Initiatives Costs (e)	3	—	3	0.01	7	2	5	0.02
Regulatory Costs (f)	18	4	14	0.05	—	—	—	—
Other (g)	(4)	(2)	(2)	(0.01)	6	—	6	0.03
Redemption value adjustment to EPS (h)	—	—	—	(0.01)	—	—	—	—
Adjusted (Non-GAAP)	$56	$(1)	$56	$0.22	$52	$(27)	$78	$0.31

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Fourth Quarter
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2023	2022
Numerator
Adjusted (Non-GAAP) Net Income	$56	$78
Amortization of Acquisition related Intangible Assets	167	175
Tax impact on Amortization of Acquisition related Intangible Assets (i)	38	40
Amortization of Acquisition related Intangible Assets, net of tax (l)	129	135
Adjusted (Non-GAAP) Net Income ex. Amortization	$185	$213

Denominator
Weighted average shares assuming dilution (diluted)	256	255
Adjusted (Non-GAAP) EPS ex. Amortization	$0.72	$0.83

(a)	For 2023 and 2022, represents costs primarily related to severance as part of the Company's restructuring efforts.
(b)	Represents costs related to the impairment of goodwill in the Nourish reporting unit.
(c)	For 2023 and 2022, primarily represents costs related to the Company's actual and planned acquisitions and divestitures and integration related activities primarily for N&B. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts. For 2023, acquisition costs primarily relate to earn-out adjustments. For 2022, acquisition costs primarily relate to consulting fees, legal fees and earn-out adjustments. Tax expenses for business divestiture costs included establishments of deferred tax liabilities related to planned sales of businesses.

For the three months ended December 31, 2023, business divestiture, integration and acquisition related costs were approximately $38 million, $17 million and $1 million, respectively. For the three months ended December 31, 2022, business divestiture, integration and acquisition related costs were approximately $19 million, $21 million and a credit of $6 million, respectively.
(d)	For 2023, primarily represents the impact of adjustments to the loss recognized related to the divestiture of the portion of the Savory Solutions business based on final settlement with the buyer. For 2022, represents adjustments to the gain recognized related to the divestiture of the Microbial Control business unit.
(e)	Represents costs related to the Company's strategic assessment and business portfolio optimization efforts and reorganizing the Global Shared Services Centers, primarily consulting fees.

(f)	Represents costs primarily related to legal fees incurred for the ongoing investigations of the fragrance businesses.
(g)	For 2023, represents gains from sale of assets, costs related to severance, including accelerated stock compensation expense, for a certain executive who will separate from the Company in 2024 and pension settlement credits recognized for various pension plans of the Company. For 2022, represents gains from sale of assets and costs related to severance, including accelerated stock compensation expense, for certain employees and executives who have been separated from the Company in 2022.
(h)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable non-controlling interests over their existing carrying value.
(i)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(j)	For 2023 and 2022, reported net loss is increased by income attributable to non-controlling interest of $1 million, and adjusted net income is decreased by income attributable to non-controlling interest of $1 million.
(k)	The sum of these items does not foot due to rounding.
(l)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Year Ended December 31,
(DOLLARS IN MILLIONS)	2023	2022
Reported (GAAP)	$3,681	$4,151
Acquisition, Divestiture and Integration Related Costs (d)	—	2
Adjusted (Non-GAAP)	$3,681	$4,153

Reconciliation of Selling and Administrative Expenses
	Year Ended December 31,
(DOLLARS IN MILLIONS)	2023	2022
Reported (GAAP)	$1,787	$1,768
Acquisition, Divestiture and Integration Related Costs (d)	(174)	(199)
Strategic Initiatives Costs (g)	(31)	(8)
Regulatory Costs (h)	(50)	—
Other (i)	(5)	(14)
Adjusted (Non-GAAP)	$1,527	$1,547

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net (Loss) Income and EPS
	Year Ended December 31,
	2023				2022
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	(Loss) income before taxes	Provision for income taxes (k)	Net (loss) income attributable to IFF (l)	Diluted EPS (m)	(Loss) income before taxes	Provision for income taxes (k)	Net (loss) income attributable to IFF (l)	Diluted EPS
Reported (GAAP)	$(2,518)	$45	$(2,567)	$(10.05)	$(1,625)	$239	$(1,871)	$(7.32)
Restructuring and Other Charges (a)	68	18	50	0.20	12	2	10	0.04
Impairment of Goodwill (b)	2,623	38	2,585	10.11	2,250	—	2,250	8.81
Impairment of Long-Lived Assets (c)	—	—	—	—	120	24	96	0.38
Acquisition, Divestiture and Integration Related Costs (d)	174	(16)	190	0.74	201	(41)	242	0.94
Losses (Gains) on Business Disposals (e)	23	(2)	25	0.10	(11)	(96)	85	0.34
Gain on China Facility Relocation (f)	(22)	(6)	(16)	(0.06)	—	—	—	—
Strategic Initiatives Costs (g)	31	6	25	0.10	8	2	6	0.02
Regulatory Costs (h)	50	11	39	0.15	—	—	—	—
Other (i)	(5)	(2)	(3)	(0.01)	11	1	10	0.04
Redemption value adjustment to EPS (j)	—	—	—	(0.01)	—	—	—	(0.01)
Adjusted (Non-GAAP)	$424	$92	$328	$1.28	$966	$131	$828	$3.24

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Year Ended December 31,
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2023	2022
Numerator
Adjusted (Non-GAAP) Net Income	$328	$828
Amortization of Acquisition related Intangible Assets	680	727
Tax impact on Amortization of Acquisition related Intangible Assets (k)	155	170
Amortization of Acquisition related Intangible Assets, net of tax (n)	525	557
Adjusted (Non-GAAP) Net Income ex. Amortization	$853	$1,385

Denominator
Weighted average shares assuming dilution (diluted)	256	255
Adjusted (Non-GAAP) EPS ex. Amortization	$3.34	$5.42

(a)	For 2023 and 2022, represents costs primarily related to severance as part of the Company's restructuring efforts.
(b)	For 2023, represents costs related to the impairment of goodwill in the Nourish reporting unit. For 2022, represents costs related to the impairment of goodwill in the Health & Biosciences reporting unit.
(c)	Represents costs related to the impairment of intangible and fixed assets of an asset group that operated primarily in Russia.

(d)	For 2023 and 2022, primarily represents costs related to the Company's actual and planned acquisitions and divestitures and integration related activities primarily for N&B. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts. For 2023, acquisition costs primarily relate to earn-out adjustments. For 2022, acquisition costs primarily relate to consulting fees, legal fees and earn-out adjustments. Tax expenses for business divestiture costs included establishments of deferred tax liabilities related to planned sales of businesses.

For the year ended December 31, 2023, business divestiture, integration and acquisition related costs were approximately $108 million, $59 million and $7 million, respectively. For the year ended December 31, 2022, business divestiture, integration and acquisition related costs were approximately $110 million, $94 million and a credit of $3 million, respectively.
(e)	For 2023, represents losses recognized related to the liquidation of a business in Russia, for the sale of the portion of the Savory Solutions business, and divestitures of the portion of the Savory Solutions business and Flavor Specialty Ingredients business. For 2022, represents gain recognized related to the divestiture of the Microbial Control business unit.
(f)	Represents gain recognized from the completion of the relocation of a facility in China.
(g)	Represents costs related to the Company's strategic assessment and business portfolio optimization efforts and reorganizing the Global Shared Services Centers, primarily consulting fees.
(h)	Represents costs primarily related to legal fees incurred for the ongoing investigations of the fragrance businesses.
(i)	For 2023, represents gains from sale of assets, costs related to severance, including accelerated stock compensation expense, for a certain executive who will separate from the Company in 2024 and pension settlement credits recognized for various pension plans of the Company. For 2022, represents gains from sale of assets, costs related to severance, including accelerated stock compensation expense, for certain employees and executives who have been separated from the Company in 2022 and shareholder activist related costs, primarily professional fees.
(j)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable non-controlling interests over their existing carrying value.
(k)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(l)	For 2023 and 2022, reported net loss is increased by income attributable to non-controlling interest of $4 million and $7 million, respectively, and adjusted net income is decreased by income attributable to non-controlling interest of $4 million and $7 million, respectively.
(m)	The sum of these items does not foot due to rounding.
(n)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
Debt Covenants
(Amounts in millions)
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Credit Adjusted EBITDA to Net Loss
(DOLLARS IN MILLIONS)	Year Ended December 31, 2023
Net loss	$(2,567)
Interest expense(1)	380
Income taxes	45
Depreciation and amortization	1,142
Specified items(2)	2,944
Non-cash items(3)	135
Credit Adjusted EBITDA	$2,079
 _______________________
(1)Beginning in the fourth quarter of 2023, certain adjustments were made to interest expense associated with our cash pooling arrangements.
(2)Specified items consisted of restructuring and other charges, impairment of goodwill, acquisition, divestiture and integration related costs, strategic initiatives costs, regulatory costs and other costs that are not related to recurring operations.
(3)Non-cash items consisted of gains on sale of assets, losses on business disposals, gain on China facility relocation, write-down of inventory related to LBK and stock-based compensation.

Net Debt to Total Debt
(DOLLARS IN MILLIONS)	December 31, 2023
Total debt(1)	$10,096
Adjustments:
Cash and cash equivalents(2)	729
Net debt	$9,367
 _______________________
(1)Total debt used for the calculation of net debt consisted of short-term debt, long-term debt, short-term finance lease obligations and long-term finance lease obligations.
(2)Cash and cash equivalents included approximately $26 million currently in Assets held for sale on the Consolidated Balance Sheets.

International Flavors & Fragrances Inc.
Comparable Reportable Segment Performance
(Amounts in millions)
(Unaudited)
The following information and schedule provides reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net Sales
Nourish(1)	$1,394	$1,447	$6,060	$6,519
Health & Biosciences(2)	528	501	2,072	2,102
Scent(3)	578	527	2,393	2,267
Pharma Solutions	203	221	945	971
Consolidated	$2,703	$2,696	$11,470	$11,859
Segment Adjusted Operating EBITDA
Nourish(1)	$165	$180	$732	$1,135
Health & Biosciences(2)	162	121	590	598
Scent(3)	108	90	461	412
Pharma Solutions	26	30	199	222
Total	461	421	1,982	2,367
Depreciation & Amortization	(287)	(282)	(1,142)	(1,179)
Interest Expense	(43)	(104)	(380)	(336)
Other (Expense) Income, net	(62)	(6)	(28)	37
Restructuring and Other Charges	(7)	(7)	(68)	(12)
Impairment of Goodwill	(2,623)	—	(2,623)	(2,250)
Impairment of Long-Lived Assets	—	—	—	(120)
Acquisition, Divestiture and Integration Related Costs	(56)	(34)	(174)	(201)
Strategic Initiatives Costs	(3)	(7)	(31)	(8)
Regulatory Costs	(18)	—	(50)	—
Other	(3)	(6)	(2)	(11)
Impact of Business Divestitures(4)	—	20	—	88
Impact of Business Acquisitions(5)	—	—	(2)	—
Loss Before Taxes	$(2,641)	$(5)	$(2,518)	$(1,625)

Segment Adjusted Operating EBITDA Margin
Nourish	11.8%	12.4%	12.1%	17.4%
Health & Biosciences	30.7%	24.2%	28.5%	28.4%
Scent	18.7%	17.1%	19.3%	18.2%
Pharma Solutions	12.8%	13.6%	21.1%	22.9%
Consolidated	17.1%	15.6%	17.3%	20.0%
______________________
(1)Nourish sales and segment adjusted operating EBITDA information for the three months and year ended December 31, 2022 exclude the results of the Savory Solutions business that was divested to present fully comparable scenarios of the Company. The divestiture was completed on May 31, 2023.
(2)Health & Biosciences sales and segment adjusted operating EBITDA information for the year ended December 31, 2023 exclude the results of Health Wright Products for the first quarter of 2023. In addition, the information for the year ended December 31, 2022 exclude the results of the Microbial Control business unit for the first and second quarters of 2022. The exclusion of these results help to present fully comparable scenarios of the Company as the acquisition of Health Wright Products was completed on April 1, 2022 and the divestiture of the Microbial Control business unit was completed on July 1, 2022. As a result, there was no impact from Health Wright Products and the Microbial Control business unit for the first quarter of 2022 and the first and second quarters of 2023, respectively.

(3)Scent sales and segment adjusted operating EBITDA information for the three months and year ended December 31, 2022 exclude the results of the Flavor Specialty Ingredients business that was divested to present fully comparable scenarios of the Company. The divestiture was completed on August 1, 2023.
(4)Information related to the amounts exclude the results of the Microbial Control business unit, the portion of the Savory Solutions business and Flavor Specialty Ingredients business that were divested in the third quarter of 2022 (July 1, 2022), second quarter of 2023 (May 31, 2023) and third quarter of 2023 (August 1, 2023), respectively, to present fully comparable scenarios of the Company.
(5)Information related to the amount excludes the results of Health Wright Products for the first quarter of 2023 to present fully comparable scenarios of the Company, as the acquisition of Health Wright Products was completed on April 1, 2022.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

Q4 Nourish	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(12)%	(15)%	(0.6)%
Portfolio Impact	8%	7%	0.0%
% Change - Comparable	(4)%	(8)%	(0.6)%
Currency Impact	1%	11%	1.3%
% Change - Currency Neutral	(3)%	3%	0.7%

Q4 Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	5%	34%	6.5%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	5%	34%	6.5%
Currency Impact	0%	1%	0.3%
% Change - Currency Neutral	5%	35%	6.8%

Q4 Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	6%	14%	1.3%
Portfolio Impact	4%	6%	0.3%
% Change - Comparable	10%	20%	1.6%
Currency Impact	1%	14%	1.9%
% Change - Currency Neutral	11%	34%	3.5%

Q4 Pharma Solutions	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(8)%	(13)%	(0.8)%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	(8)%	(13)%	(0.8)%
Currency Impact	(2)%	0%	0.4%
% Change - Currency Neutral	(10)%	(13)%	(0.4)%

Q4 Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	(5)%	5%	1.6%
Portfolio Impact	5%	5%	(0.1)%
% Change - Comparable	0%	10%	1.5%
Currency Impact	1%	7%	1.1%
% Change - Currency Neutral	1%	17%	2.6%
 _______________________
Note: The sum of these items may not foot due to rounding.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

YTD Nourish	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(11)%	(38)%	(5.1)%
Portfolio Impact	4%	2%	(0.2)%
% Change - Comparable	(7)%	(36)%	(5.3)%
Currency Impact	2%	9%	1.2%
% Change - Currency Neutral	(5)%	(27)%	(4.1)%

YTD Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(11)%	(7)%	1.2%
Portfolio Impact	10%	6%	(1.1)%
% Change - Comparable	(1)%	(1)%	0.1%
Currency Impact	1%	3%	0.3%
% Change - Currency Neutral	0%	2%	0.4%

YTD Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	4%	9%	0.9%
Portfolio Impact	2%	3%	0.2%
% Change - Comparable	6%	12%	1.1%
Currency Impact	2%	10%	1.3%
% Change - Currency Neutral	8%	22%	2.4%

YTD Pharma Solutions	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(3)%	(10)%	(1.8)%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	(3)%	(10)%	(1.8)%
Currency Impact	0%	0%	0.2%
% Change - Currency Neutral	(3)%	(10)%	(1.6)%

YTD Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	(8)%	(19)%	(2.5)%
Portfolio Impact	4%	3%	(0.2)%
% Change - Comparable	(3)%	(16)%	(2.7)%
Currency Impact	2%	6%	1.0%
% Change - Currency Neutral	(1)%	(10)%	(1.7)%
 _______________________
Note: The sum of these items may not foot due to rounding.